UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Digirad Corporation

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DIGIRAD CORPORATION

13950 Stowe Drive

Poway, CA 92064

April 4, 2013

Dear Fellow Digirad Stockholders,

As you know, the Board of Directors (the “Board”) of Digirad Corporation (“Digirad” or the “Company”) has recently undergone significant changes in its composition. In the past year alone, we have added four (4) new independent members to the Board (each of whom were identified after a thorough process with input from the Company’s stockholders), who we believe have brought fresh perspectives and a wealth of experience to the Company. Our reconstituted Board has been incredibly responsive to stockholder concerns and has taken considerable steps to move the Company forward and create value for all stockholders.

At our upcoming annual meeting of stockholders (the “Annual Meeting”), scheduled for May 3, 2013, The Red Oak Fund, L.P. (together with its affiliates, “Red Oak”), a stockholder of Digirad, has notified us that it intends to nominate its own slate of five director candidates to your Board at the Annual Meeting. As you may recall, last year Red Oak sought control over your Board, nominating five candidates for election as directors at the Company’s 2012 annual meeting of stockholders, despite a de minimis ownership at the time. In an effort to avoid the distraction and expense of a proxy contest, the Board entered into a settlement agreement with Red Oak in which it agreed to undertake certain governance and compensation changes, among other things. In connection with this year’s Annual Meeting, Red Oak is once again seeking control over your Board, despite the significant steps taken by the Board over the past year to implement a new strategic plan to enhance stockholder value and the adoption of new policies and practices, in order to return value to stockholders and enhance our corporate governance practices. We believe Red Oak is acting in its own self interest to the detriment of the Company’s other stockholders. We urge you to disregard any materials Red Oak may send you and continue to support the Digirad Board and our strategy for success.

Your vote is important in this election, and we urge you to vote so that your voice is heard. To elect the Board’s nominees and reject Red Oak’s nominees, we encourage you to vote today by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope.

YOUR BOARD IS OVERSEEING THE IMPLEMENTATION OF A STRATEGIC PLAN TO GENERATE LONG-TERM REVENUE GROWTH AND PROFITABILITY

Over the past several months, we have been aggressively moving forward to implement a new strategic plan to better maximize stockholder value. The strategic plan includes a refocus on maximizing and growing cash flow from our Digirad Imaging Solutions (DIS) services business and the service and maintenance business associated with its installed base of cameras, while significantly restructuring our diagnostic imaging camera operation in order to reduce costs by $3 million to $4 million, on an annual basis. In connection with the strategic plan, we also undertook other cost cutting measures, including a plan to relocate Digirad’s headquarters to Atlanta, GA from Poway, CA and make certain management changes to right-size the Company. As announced in February 2013, we appointed Matthew G. Molchan, the President of the DIS division, as the President of Digirad, effective February 27, 2013, and announced that he would become our Chief Executive Officer, after a six month transition. We also appointed Virgil Lott as President of the Company’s Diagnostic Imaging business and eliminated certain other executive positions, in addition to a reduction in force, to further reduce costs.

We believe our go-forward strategy will (i) better maximize stockholder value by eliminating investment in currently less-productive assets and right-size the organization to run the service business and (ii) generate significant cash flow to provide us with the ability to fulfill our share repurchase initiatives, in turn, enhancing stockholder value over the longer term.

YOUR BOARD IS COMMITTED TO RETURNING VALUE TO STOCKHOLDERS AND CONTINUALLY ENHANCING ITS CORPORATE GOVERNANCE PRACTICES

Your Board has adopted several new policies and practices, in order to return value to stockholders, enhance our corporate governance practices, and be responsive to stockholder concerns. Specifically, the Board has, among other things:

➢	increased the Company’s share buyback program authorization to $12 million from the $7 million previously announced;

➢	adopted a resolution to require stockholder approval for any acquisition exceeding $5 million in purchase price;

➢	established a new CEO stock ownership policy that requires significant equity participation equal to three (3) times the CEO’s base salary;

➢	amended our non-management director stock ownership policy in order to increase the amount of stock that each non-employee director must own in order to continue his or her service on the Board;

➢	adopted a term limit policy limiting non-management directors to no more than 10 years of service on the Board; and

➢	instituted a cap on annual issuance of stock equity awards to a maximum of 3% of the total equity outstanding.

Your Board and management team are actively engaged and committed to building value for all stockholders.

OUR DIRECTORS ARE EQUIPPED WITH EXPERIENCE HIGHLY

RELEVANT TO OUR STRATEGY, ARE INDEPENDENT, AND REPRESENT THE

INTERESTS OF ALL STOCKHOLDERS

Digirad’s Board nominees consists of five highly-qualified, annually elected Directors, all of whom are independent. Three of our nominees have executive level experience in the healthcare industry and two have significant financial and strategic experience, which we believe is the right blend to execute on our strategy and build long-term stockholder value. In addition, because four of our five Director nominees have joined the Board within the past year, each member also brings a fresh outside perspective.

➢

Our Chairman of the Board, Jeffrey E. Eberwein, has over 20 years of experience in investing and financial management with an intense focus on creating shareholder value, and has developed a network of contacts in the investor community that can be leveraged to increase investor interest in our Company.

➢

John M. Climaco has significant operating and executive experience as the President and CEO of a healthcare services company, including raising capital, engineering strategic alliances, building executive teams and managing complex business operations and legal strategies.

➢

Charles M. Gillman brings significant experience as a successful portfolio manager to our Board and also has prior public board experience, allowing him to offer unique insight into our operations and the competitive challenges that we face.

➢

James B. Hawkins has over two decades of experience as a chief executive officer of medical device companies, which allows him to provide invaluable insight and direction to our management, including having executed on more than 20 acquisitions during his career. As a Founder and CEO of Invivo Corporation, Mr. Hawkins sold the Company for seven times the value of its IPO price. Also, since joining Natus Medical, its market cap has grown approximately 700 percent in value.

➢	John W. Sayward has over 15 years of significant executive and financial experience, serving as a chief financial officer of a medical device company and pharmaceutical company.

Since your Board, as currently composed, was reconstituted on February 7, 2013, the Company’s stock price has increased approximately 33%, from a closing price of $1.87 on the trading day immediately preceding the announcement that the Board had been reconstituted, to $2.48 on April 1, 2013. We have the right team and strong momentum to deliver stockholder value.

RED OAK HAS NOT ARTICULATED ANY NEW STRATEGY OR PLAN FOR DIGIRAD AND THEIR NOMINEES DO NOT HAVE THE RIGHT EXPERIENCE OR KNOWLEDGE OF OUR BUSINESS

We do not believe Red Oak nominees are qualified to control your Company, an extreme outcome for a stockholder who owns approximately 5.4% of the Company. The Red Oak nominees do not appear to have any meaningful healthcare experience and have not articulated any new ideas for enhancing the value of your investment in Digirad. Also, consider the following:

•

Red Oak nominee, David Sandberg, who is also the founder and managing member of Red Oak Partners, LLC, and the portfolio manager of The Red Oak Fund, LP and Pinnacle Fund LLP, has been sued by a company alleging he engaged in numerous violations of federal securities laws in making purchases of the company’s common stock.

•	Three of five Red Oak nominees have little or no experience serving on a public company board.

•

One Red Oak nominee currently sits on more than six company boards. Institutional Shareholder Services, a leading proxy advisory firm, recommends to vote against an individual that serves on more than 6 public company boards. We do not believe that such a director could devote sufficient time to become well-acquainted with our operations, hampering their ability to effectively oversee management and make informed decisions.

•	A California bank, co-founded by a Red Oak nominee, was shut down by the FDIC after suffering heavy losses on mortgages.

Red Oak has made certain allegations about your Board that appear to be intended to mislead stockholders. We firmly believe that the actions your Board has undertaken are positioning the Company for long-term success. We further believe that the Board has been responsive to stockholder concerns, including those of Red Oak. If Red Oak proceeds with a proxy contest, we believe Red Oak’s nominees could imperil the long-term value of your investment by disrupting the implementation of a strategic plan to put Digirad on a trajectory of sustained growth in revenue and profits.

PROTECT YOUR INVESTMENT

SUPPORT YOUR BOARD’S EFFORTS TO ENHANCE STOCKHOLDER VALUE

VOTE THE WHITE PROXY CARD TODAY

Your vote is extremely important, no matter how many or how few shares you own. Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment in Digirad by voting the WHITE proxy card. We urge you to vote today by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Please do not return or otherwise vote any proxy card that may be sent to you by Red Oak. If you have any questions or need assistance voting your shares, please contact InvestorCom, Inc., which is assisting us in connection with this year’s Annual Meeting, at the numbers set forth below.

InvestorCom, Inc.

Stockholders Call Toll Free: 877-972-0090

Banks and Brokers Call Collect: 203-972-9300

On behalf of your Board, we thank you for your continued support of Digirad as we work to create a lasting business that provides stockholders with exceptional value.

Sincerely,

/s/ Jeffrey E. Eberwein

Jeffrey E. Eberwein

Chairman of the Board